Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-116837 on Form S-8 and 333-126312, 333-126573 and 333-127464 on Form S-3 of our reports dated March 2, 2006, relating to the consolidated financial statements and financial statement schedules of Strategic Hotel Capital, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Strategic Hotel Capital, Inc. for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Chicago, Illinois

March 2, 2006